EXHIBIT 99.1

         PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact: 	John D. Baker II
 		Chief Executive Officer     904/396-5733, Ext. 101


PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES A GAIN ON CONDEMNATION OF LAND AND RESTATEMENT OF RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 2008.

Jacksonville, Florida; March 7, 2008 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported a gain of $2,507,000 before income taxes on the taking by the Virginia Department of Transportation of 28 acres of a 101 acre tract of land in Prince William County, Virginia, owned by the Company. This taking occurred in December 2007 and should have been reflected in the Company's financial results for the first fiscal quarter. Therefore the Company is restating its results of operations for the first quarter of fiscal year 2008 to reflect this transaction. The Company intends to find and purchase replacement property with the condemnation proceeds.

On a restated basis, net income was $1,405,000 or $.45 per diluted share in the first quarter of fiscal 2008, a decrease of $755,000 compared to net income of $2,160,000 or $0.69 per diluted share in the same period last year. Restated net income for the first quarter of fiscal 2008 was favorably impacted by the gain of $1,544,000, net of income taxes related to the condemnation of real estate and was adversely impacted by the accrual of retirement benefits of $1,460,000, net of income tax benefits, for the Company's President and CEO, whose retirement was effective February 6, 2008. The transportation segment was negatively impacted in the first quarter of fiscal 2008 from continuing adverse demand, fuel expense and operating disruptions for the flatbed trucking operations. The first quarter of fiscal 2007 benefited from gains on equipment sales and prior period insurance recoveries.

The following table sets forth the effects of the restatement on our previously reported financial statements:

	      PATRIOT TRANSPORTATION HOLDING, INC.
    Summary of Consolidated Revenues and Earnings (unaudited)
              (In thousands except per share amounts)

                                           Three Months
                                              Ended
                                           December 31
                                       2007         2007
                                       ----         ----
                                    (restated)  (previously
                                                 reported)

Revenues                           $    39,200     39,200
Gross profit                       $     6,223      6,223
Income (loss) before income taxes  $     2,279       (228)
Net income (loss)                  $     1,405       (139)
Earnings (loss) per common share:
             Basic                 $      0.46       (0.05)
             Diluted               $      0.45       (0.05)
Weighted average common shares
 outstanding:
             Basic                       3,042       3,042
             Diluted                     3,150       3,042
                           Continued
-------------------------------------------------------------
   1801 Art Museum Drive /  Jacksonville, Florida  32207 /
                        (904) 396-5733


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             PATRIOT TRANSPORTATION HOLDING, INC.
             Condensed Balance Sheets (unaudited)
                   (Amounts in thousands)
                                        December 31   December 31
                                           2007          2007
                                        -----------   -----------
                                        (restated)    (previously
                                                        reported)

Cash and cash equivalents              $   24,732     $    24,732
Accounts receivable, net                   10,250          10,250
Accounts receivable from condemnation       5,860               -
Other current assets                        7,713           7,713
Property, plant and equipment, net        192,542         195,895
Investment in Brooksville Joint Venture     6,143           6,143
Other non-current assets                   10,908          10,908
                                       ----------      ----------
        Total Assets                   $  258,148     $   255,641
                                       ==========     ===========

Current liabilities                    $   23,258     $    23,258
Long-term debt (excluding current
 maturities)                               79,192          79,192
Deferred income taxes                      16,809          15,846
Other non-current liabilities               6,144           6,144
Shareholders' equity                      132,745         131,201
                                       ----------     -----------
        Total Liabilities
          and Shareholders' Equity    $   258,148     $   255,641
 Restated First Quarter Operating Results. For the first quarter of fiscal 2008, consolidated revenues were $39,200,000, an increase of $2,076,000 or 5.6% over the same quarter last year.

Transportation segment revenues were $32,919,000 in the first quarter of 2008 an increase of $1,195,000 over the same quarter last year. Excluding fuel surcharges, revenue per mile increased 2.7% over the same quarter last year. Decreased construction material freight demand and pricing softness from the downturn in housing pushed revenues down in the flatbed operation compared to the same quarter last year. Revenue miles in the current quarter were down 3.1% compared to the first quarter of 2007 from reduced loads in the flatbed portion of the transportation segment.

Real Estate segment revenues for the first quarter of fiscal 2008 were $6,281,000, an increase of $881,000 or 16.3% over the same quarter last year. Lease revenue from developed properties increased $507,000 or 13.3%, due to an increase in occupied square footage along with higher rental rates on new leases. Royalties and rent increased $374,000 or 23.3% despite reduced tons mined because of an increase of $311,000 in revenues from timber harvesting and increases in minimum rent requirements effective in August 2007 and October 2007 pursuant to terms contained in several mining leases.

Consolidated gross profit was $6,223,000 in the first quarter of fiscal 2008, a decrease of $1,236,000 or 16.6% compared to $7,459,000 in the same period last year. Gross profit in the transportation segment decreased $1,812,000 or 39.4% due to increased cost of operations along with decreased freight demand, resulting in reduced revenue miles and lower pricing in the flatbed portion. Average fuel cost per gallon in the first quarter of 2008 increased 31%. This resulted in an increase in fuel cost of $280,000 in excess of the increase in fuel surcharge revenue in the flatbed portion. Insurance and losses increased due to $357,000 of prior period recoveries in the same quarter last year. Other expense increased $455,000 due to higher gains on equipment sales the same quarter last year along with an increase of $156,000 in vehicle tires and maintenance. Gross profit in the real estate segment increased $576,000 or 20.1% from the first quarter 2007, due to higher rental rates on new leases and $311,000 increased gross profit from timber sales.

                               Continued

Selling, general and administrative expenses increased $2,329,000 over the same quarter last year. The current quarter includes
$2,371,000 accrual of retirement benefits for the Company's President and Chief Executive Officer.

Summary and Outlook. The flatbed portion of the transportation segment continues to face severe industry over capacity and significant disruptions to profitability from poor freight demand, utilization disruption and pricing softness resulting from the housing downturn as well as high fuel expenses. This downturn is expected to continue to impact the operations of the flatbed portion of our transportation business throughout calendar 2008.

The Company's real estate development business has benefited from active inquiry from prospective tenants for its warehouse-office product and corresponding favorable occupancy rates. The Company also continues to explore opportunities for development of various properties. The Company expects to continue expanding its portfolio of warehouse-office products consistent with maintaining a watchful eye on national and regional economic health.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.


	          PATRIOT TRANSPORTATION HOLDING, INC.
	Summary of Consolidated Revenues and Earnings (unaudited)
                 (In thousands except per share amounts)

                                          Three Months
                                             Ended
                                          December 31
                                        2007       2006
                                        ----       ----
                                     (restated)

Revenues                              $  39,200   37,124
Gross profit                          $   6,223    7,459
Income before income taxes            $   2,279    3,542
Net income                            $   1,405    2,160
Earnings per common share:
      Basic                           $    0.46     0.72
      Diluted                         $    0.45     0.69
Weighted average common shares
   outstanding:
      Basic                               3,042    2,997
      Diluted                             3,150    3,109
                           Continued

                PATRIOT TRANSPORTATION HOLDING, INC.
                Condensed Balance Sheets (unaudited)
                      (Amounts in thousands)
                                     December 31   September 30
                                        2007           2007
                                     -----------   -------------
                                     (restated)

Cash and cash equivalents            $    24,732   $     26,944
Accounts receivable, net                  10,250         10,983
Accounts receivable from condemnation      5,860
Other current assets                       7,713          6,559
Property, plant and equipment, net       192,542        192,523
Investment in Brooksville Joint Venture    6,143          5,904
Other non-current assets                  10,908         10,617
                                     -----------   ------------
         Total Assets                $   258,148   $    253,530

Current liabilities                  $    23,258   $     20,228
Long-term debt (excluding current
  maturities)                             79,192         80,172
Deferred income taxes                     16,809         15,274
Other non-current liabilities              6,144          7,395
Shareholders' equity                     132,745        130,461
                                     -----------    ------------
         Total Liabilities and
         Shareholders' Equity       $    258,148   $    253,530
                                    ============   ============

               PATRIOT TRANSPORTATION HOLDING, INC.
                  Business Segments (unaudited)
                     (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                                            Three Months
                                              Ended
                                            December 31
                                          2007       2006
                                          ----       ----
Transportation Revenues                 $   32,919  31,724
Real Estate Revenues                         6,281   5,400
                                        ----------  -------
Total Revenues                          $   39,200  37,124
                                        ==========  =======

Transportation Operating Profit                646   2,412
Real Estate Operating Profit                 3,440   2,864
Corporate Expenses                          (3,250)   (875)
                                        ----------- -------
Total Operating Profit                  $      836   4,401
                                        ==========  =======


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